Comerica Incorporated
2017 Annual Meeting of Shareholders
Remarks of
Ralph W. Babb Jr.
Chairman and CEO
Comerica Incorporated and Comerica Bank
(Slide 2)
John D. Buchanan, Executive Vice President-Chief Legal Officer:
Before our Chairman begins his remarks on Comerica's financial results, let me remind you that his presentation and remarks today may contain forward-looking statements. In that regard, you should be mindful of the risks and uncertainties that can cause actual results to vary materially from expectations. Our safe harbor statement on slide 2 behind me identifies forward-looking statements and important factors that could cause actual results to differ materially from those in the forward-looking statements and is incorporated by reference into this presentation. Forward-looking statements speak only as of today’s date, and we undertake no obligation to update any forward-looking statements. Also, reconcilements of non-GAAP financial measures can be found in our SEC filings, which are available on our website at www.comerica.com.
Mr. Chairman, I will now turn the floor over to you.
Ralph W. Babb, Jr., Chairman and CEO:
Thank you for joining us.
(Slide 3)
Comerica’s key strengths, which are outlined here, are fundamental to our success. Comerica has a long history of over 167 years. We are well-situated with a diverse footprint which provides significant growth opportunities. Our model is weighted towards commercial banking, complemented by the Retail Bank and Wealth Management. We deliver high-quality financial services with the goal of building lasting relationships, which drive loan, deposit and fee income growth.
(Slide 4)
In July 2016, we announced a transformational, enterprise-wide initiative to help grow efficiency and revenues, which we call GEAR Up. Today, GEAR Up is already making a substantial contribution to our bottom line. As a result of the hard work of our entire team, an action-oriented improvement plan and a sharp focus on results, we emerged from 2016 a stronger and more confident organization. And as promised, we achieved more than $25 million in expense savings in 2016. In total, we expect to drive an additional $180MM in pre-tax income in 2017 and $270 million in 2018, relative to when we kicked off the initiative. The recent increase in rates should help us reach our targets faster for an efficiency ratio below 60 percent and an ROE consistently in the double-digits.
(Slide 5)
We have taken a multifaceted approach to cutting costs. On this slide, you can see some of the major drivers to the savings we have achieved so far. Our largest initiative involved streamlining our workforce. We also replaced our current pension and retirement account benefits with a newly redesigned defined benefit retirement program. Finally, we are carefully pruning our banking center network and rationalizing our total real estate requirements.
Our GEAR Up initiatives remain on track and we will not slow or alter our path even as rates rise and the economy improves. We are resolutely committed to achieving the cost saving and revenue opportunities that have been identified.
(Slide 6)
Turning to our 2016 significant financial accomplishments…
Excluding the reduction in energy loans, average loans increased over $1 billion. And average noninterest-bearing deposits grew $1.7 billion. Our net interest income in 2016 increased six percent, primarily the result of higher interest rates, loan growth and a larger securities portfolio, partially offset by modestly higher debt costs. Credit quality continued to be strong. Net charge-offs of 32 basis points were at the low end of our through-the-cycle average, and excluding the energy line of business, net charge-offs were only 13 basis points. We increased the size of our equity buyback repurchasing 6.6 million shares under our equity repurchase program. Our Board increased the quarterly cash dividend last April and again in July.
In summary, the skillful execution of our GEAR Up initiative, a modest rise in rates, and a 25 percent increase in our equity repurchase program resulted in a six percent increase in earnings per share before restructuring expenses.
(Slide 7)
2017 is off to a good start with first quarter net income increasing 23 percent over the fourth quarter. This reflected improved credit quality in our Energy portfolio and a meaningful benefit from higher interest rates, as well as continued execution of our GEAR Up initiatives. Our success is further apparent in the 10.4 percent return on average equity and 1.14 percent return on average assets for the quarter.

(Slide 8)
Through the next few slides, I will address other topics of interest to investors. Specifically, the potential benefit we may see from increases in rates, our investments in technology, as well as our continued management of our capital.
The rise in interest rates has helped drive an increase in our revenue since the majority of our revenue is derived from the interest we receive on loans we provide to our clients. As over 90 percent of our loans are floating rate, when rates rise, our portfolio reprices quickly. Our model indicates that the benefit in 2017 from the recent increases in short-term rates is expected to be more than $135 million.
(Slide 9)
Continued investment in technology is necessary in order to remain successful from a financial and competitive perspective. Over the past several years, we have steadily increased our investment in technology. As part of GEAR Up, we expect our total IT expense in 2017 will be reduced by about three percent, primarily due to the streamlining of the workforce. At the same time, we also are implementing technology enhancements, such as digitizing our credit processes to enhance data collection and analysis and improve the customer experience, as well as optimizing our infrastructure and substantially reducing the number of IT applications across the bank. Listed on the slide are several of the key projects that are underway. These will be rolled out over the next two years and will help increase capacity, drive revenue growth, reduce costs and improve efficiency.
(Slide 10)
With our strong capital position and solid financial performance, we continue to return excess capital to our shareholders in a meaningful way. As I mentioned earlier, we increased the shares repurchased under our equity repurchase program in 2016 as well as increased our dividend twice. This resulted in returning $458 million, or 96%, of 2016 net income to shareholders.
(Slide 11)
Let’s look at Comerica’s stock performance relative to our peers. Our stock price increased 63 percent in 2016, outperforming all of our peers as well as the KBW Index and S&P 500 Index. In fact, in the S&P 500 Index, we were the best performing financial stock and among the top 10 performers overall. In addition, looking at total returns - we posted superior three and five-year total returns relative to our peer average.
Our stock continued to rise in the early part of 2017. And on March 1st, it hit an all-time high of $75 as the expectation for the March interest rate hike took hold. Since then, bank stocks and the market in general, have declined somewhat as the uncertainty in Washington has increased.
(Slide 12)
Comerica’s involvement and support of the communities we serve is one of our core values. We continue to give back, contributing more than $8 million to not-for-profit organizations in 2016. In addition, our employees raised nearly $1.7 million for the United Way and Black United Fund. Our team also donated their personal time and talents, in fact, about $1.3 million worth in volunteer hours - to make a positive difference in our local communities. We support 39 diversity-focused teams within the bank that promote employee engagement, business outreach, and diversity awareness and learning among colleagues. Comerica was recognized by DiversityInc which ranked us number two on the Top 10 Regional Companies for Diversity.
(Slide 13)
In closing, 2016 was a pivotal year with the development and implementation of our enterprise-wide GEAR Up initiative. We have made significant progress in executing the expense savings and are fully committed to delivering on the efficiency and revenue opportunities to further enhance our profitability and shareholder value. We also benefited meaningfully from increased interest rates and our overall credit metrics remained strong as we continued to navigate the energy cycle. In addition, there has been much discussion in Washington, D.C. about plans to reduce taxes, provide regulatory relief and fiscal stimulus to drive economic growth. While there is no certainty as to what changes may prevail, we believe our customers and Comerica should benefit if these plans are put in place. We are well positioned for the future as our geographic footprint is well situated and our relationship banking strategy can drive superior growth of loans, deposits and fee income over time.
Thank you for your continued support.
And now, we would be happy to take your questions.